Filed pursuant to Rule 433.  Registration Statement Nos. 333-162219, 333-162219-01, 333-179685 and 333-179685-01.

RBS Group declares certain discretionary dividends

Note that The Royal Bank of Scotland Group plc (RBS Group) recently announced that it is in a position to recommence discretionary coupons and dividend payments on RBS Group hybrid capital instruments, which have been deferred for two years from April 30, 2010.  This does not include deferred discretionary coupons on RBS Holdings N.V. (formerly ABN AMRO Holding N.V.) securities.

The Directors have declared the discretionary dividends on Series M, N, P, Q, R, S and T non-cumulative dollar preference shares of US $0.01 each for the three months to June 30, 2012, and the discretionary dividend on the Series 2 non-cumulative Euro preference shares of €0.01 for the 12 months to June 30, 2012.  These discretionary dividends as well as the discretionary distributions on the RBS Group innovative securities RBS Capital Trust A, RBS Capital Trust B, RBS Capital Trust D, RBS Capital Trust I, RBS Capital Trust II and RBS Capital Trust IV will be paid on their scheduled payment dates in June 2012.  Future coupons and dividends on RBS Group hybrid capital instruments will only be paid, subject to, and in accordance with, the terms of the relevant instruments.

The above information should be read in the context of the following documents that RBS Group has filed with the U.S. Securities and Exchange Commission:

Interim Report on Form 6-K of RBS Group for the quarter ended March 31, 2012, filed on May 11, 2012:

http://www.sec.gov/Archives/edgar/data/844150/000095010312002532/dp30556_6k.htm

Annual Report on Form 20-F of RBS Group for the year ended December 31, 2011, filed on March 27, 2012:

http://www.sec.gov/Archives/edgar/data/844150/000095010312001537/0000950103-12-001537-index.htm

Report on Form 6-K of RBS Group filed on March 27, 2012:

http://www.sec.gov/Archives/edgar/data/844150/000095010312001539/dp29554_6k.htm

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS N.V.), RBS Holdings N.V., The Royal Bank of Scotland plc (RBS plc) and RBS Group (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for offerings to which this communication may relate.  Before you invest, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS N.V., RBS plc, any underwriter or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling toll free (866) 747-4332.